Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Reed's, Inc.

We consent to the inclusion in the foregoing Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-172614) of our report dated March 26, 2012, relating to the financial statements of Reed's, Inc. as of December 31, 2011 and 2010 and for the years then ended, which appears in the Reed’s Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2011 and 2010 filed with the Securities and Exchange Commission on March 26, 2012. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Certified Public Accountants

Los Angeles, California

September 5, 2012